EXHIBIT 99.3

                             STOCKHOLDERS' AGREEMENT

     THIS STOCKHOLDERS' AGREEMENT (this "Agreement") is made and entered into as of the 31st day of October, 2005, by and among LARRY E. LEE, an individual ("Lee"), DANISH KNIGHTS, A LIMITED PARTNERSHIP, a Texas limited partnership ("Danish Knights"), and C. DAVID STINSON, an individual ("Stinson").

                              W I T N E S S E T H:

     THAT WHEREAS, Lee, Danish Knights and Stinson (collectively, the "Stockholders" and individually a "Stockholder") are parties, along with Tremisis Energy Acquisition Corporation ("Tremisis"), RAM Energy Acquisition, Inc. ("Merger Sub"), and RAM Energy, Inc. ("RAM"), to that certain Agreement and Plan of Merger dated as of October 20, 2005 (the "Merger Agreement"); and

     WHEREAS, pursuant to the terms of the Merger Agreement, at the Effective Time provided for therein, Merger Sub is to be merged with and into RAM (the "Merger"), with RAM to be the surviving corporation and thereafter a wholly-owned subsidiary of Tremisis; and

     WHEREAS, as part of the Merger, the Stockholders will receive, in exchange for their stock in RAM, shares of the common stock, par value $.0001, of Tremisis ("Tremisis Common Stock"); and

     WHEREAS, the shares of Tremisis Common Stock received by the Stockholders in the Merger, together with any other or additional shares issued with respect thereto, or in exchange or substitution therefor, or as a dividend thereon, are hereinafter referred to as the "Merger Shares;" and

     WHEREAS, because the Stockholders will, after the Effective Time, collectively own a majority of the outstanding shares of Tremisis Common Stock, and in recognition of the potential adverse impact on the value of Tremisis Common Stock that might result from a sale by any of the Stockholders of all or a significant block of such Stockholders' Merger Shares, the Stockholders have agreed to place certain restrictions on the ability of any individual Stockholder to sell or otherwise deal with or dispose of any of such Stockholder's Merger Shares for a certain time following the Effective Date, subject only to the exceptions set out herein.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

     1. Restrictions on Sale or Disposition. During the period commencing at the Effective Time and continuing through December 31, 2008 (the "Restriction Period"), except with the prior written consent of a Super Majority in Interest of the Stockholders or as expressly permitted by the terms of this Agreement, no Stockholder shall sell, assign, distribute, gift, pledge, grant a security interest in or otherwise dispose of any Merger Shares, or contract to do any of the foregoing. As used herein, the term "Super Majority in Interest of the Stockholders" shall mean Stockholders who, in the aggregate, own 80% of the outstanding Merger Shares then owned by the Stockholders, including for this purpose the Stockholder desiring to take the subject action.

     2. Restrictions on Exercise of Demand Registration Rights/S-3 Registration. During the Restriction Period, except with the prior written consent of a Super Majority in Interest of the Stockholders, no Stockholder shall, with respect to such Stockholder's Merger Shares, exercise either (i) the demand registration rights, or (ii) the right to request registration on Form S-3, as such rights are set out in the Registration Rights Agreement executed by and among the Stockholders and Tremisis in connection with the Merger (the "Registration Rights Agreement").

     3. Exceptions; Permitted Sales; Dispositions. Notwithstanding the general restriction set out in Section 1 above, but subject to the terms of the Lock-up Agreement executed by and among Tremisis, the Stockholders and certain other stockholders of Tremisis in connection with the Merger, the Stockholders shall be permitted to make the following described sales and other dispositions of Merger Shares and take the following described actions during the Restriction Period.

          3.1 Rule 144 Sales. During the Restriction Period, each Stockholder shall be permitted to make such sales of Merger Shares owned by such Stockholder as from time to time may permitted by, and in accordance with, the provisions of Securities and Exchange Commission ("SEC") Rule 144 promulgated pursuant to the Securities Act of 1933, as amended, as such Rule may be amended from time to time during the Restriction Period.

          3.2 "Piggy-Back" Registration Sales. During the Restriction Period, each Stockholder shall be permitted to make such sales of Merger Shares owned by such Stockholder as may, upon exercise of such Stockholder's "piggy-back" registration rights, as set out in the Registration Rights Agreement, be included in an underwritten public offering of Tremisis Common Stock.

          3.3 Permitted Transfers. During the Restriction Period, each Stockholder shall be permitted to make gifts or other transfers of Merger Shares owned by such Stockholder (a "Permitted Transfer") to a Permitted Transferee. As used in this Agreement, a Permitted Transferee shall include: (i) members of such Stockholder's "Immediate Family;" (ii) an entity in which (A) the Stockholder and/or members of such Stockholder's Immediate Family beneficially own 100% of such entity's voting and non-voting equity securities, or (B) the Stockholder and/or a member of such Stockholder's Immediate Family is a general partner and in which such Stockholder and/or members of such Stockholder's Immediate Family beneficially own 100% of all capital accounts of such entity; (iii) a revocable trust established by the Stockholder during his lifetime for the benefit of such Stockholder or for the exclusive benefit of all or any of such Stockholder's Immediate Family; and (iv) a testamentary trust created by reason of the Stockholder's death for the exclusive benefit of any or all of such Stockholder's Immediate Family. As used in this Agreement, the term "Immediate Family" means, with respect to any Stockholder, a spouse, parents, lineal descendants, the spouse of any lineal descendant, and brothers and sisters (or a trust, all of whose current beneficiaries are members of an Immediate Family of the Stockholder). As a condition to and in connection with each and every such Permitted Transfer: (x) notice of such transfer with complete details thereof promptly shall be provided to the other Stockholders; (y) such transfer shall be made expressly subject to this Agreement; and (z) the transferring Stockholder (or the representative of any deceased Stockholder) and all of such Stockholder's Permitted Transferees shall agree that for notice and consent purposes hereunder, such Stockholder (or the representative of any deceased Stockholder) shall have full and complete authority to speak for and on behalf of such transferees, and that for purposes of this Agreement, the Merger Shares owned by such Stockholder and the Merger Shares owned by all of such Stockholder's Permitted Transferees shall be considered a single block of stock owned by a single owner for which such Stockholder (or the representative of any deceased Stockholder) shall have full authority and responsibility hereunder.

          3.4 Permitted Financing Transactions. In the case of the death of any person, whether or not a Stockholder, that results in the inclusion of the value of all or any part of a Stockholder's Merger Shares in the taxable estate of such person for federal and/or state estate, inheritance, or generation skipping transfer tax purposes, or that results in the deemed transfer of such shares for federal and/or state inheritance or generation skipping transfer tax purposes, such Stockholder, or the representative, heirs or legatees of a deceased Stockholder, may pledge, mortgage, or hypothecate all or any part of such Stockholder's Merger Shares for the purpose of securing a loan in an amount not to exceed the federal and state estate, inheritance, generation skipping transfer, or similar transfer taxes resulting from such inclusion or transfer. In such event, such Stockholder, or the representative, heirs or legatees of a deceased Stockholder, shall, during the Restriction Period, use his, its or their best reasonable efforts to make all required principal and interest payments due on such loan and otherwise comply with the terms and conditions thereof so as to avoid a foreclosure sale of the Merger Shares.

          3.5 Authorized Corporate Transactions; Agreement Regarding Dissenter's Rights. Nothing contained in this Agreement is intended to restrict or prohibit any Stockholder from voting in favor of or participating in any sale or merger of Tremisis duly approved and authorized by requisite vote of the Tremisis shareholders, including such Stockholder. If during the Restriction Period a sale or merger of Tremisis is duly authorized and approved by requisite vote of the Tremisis shareholders, any Stockholder voting against the approval of such sale or merger transaction agrees that such Stockholder will not, with respect to the Merger Shares then owned by such Stockholder, exercise dissenter's rights with respect to such transaction.

     4. Death of a Stockholder. In the event of the death during the Restriction Period of any Stockholder who is a natural person, the heirs and devisees of such Stockholder to whom such Stockholder's Merger Shares shall pass shall be subject in all respects to the terms of this Agreement. Such heirs and devisees shall appoint one of their number to act in the capacity of the deceased Stockholder hereunder and shall notify the other Stockholders in writing of such appointment as soon as reasonably practicable.

     5. Stock Legend. Promptly after consummation of the Merger, each Stockholder shall deliver to the Secretary of Tremisis all certificates evidencing Merger Shares owned or held in the name of such Stockholder and such certificates shall be legended by the Secretary of Tremisis as follows:

          "The shares represented by this Certificate are subject to the terms and conditions of that certain Stockholders' Agreement dated as of October 31, 2005 (the "Agreement"), a copy of which is on file with the Secretary of the corporation."

     6. Notices. All communications required or permitted to be given under this Agreement shall be in writing and delivered, mailed or transmitted to the parties at the addresses set out below. Notices shall be deemed given when received except that notices given by facsimile transmission on weekends, holidays or after 5:00 p.m. Central Time, shall be deemed received on the next business day. If delivered by commercial delivery service or mailed by registered or certified mail, the delivery receipt shall be evidence of the date of receipt. Either party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made.

          (a) Notices to Lee:

              Mr. Larry E. Lee, President
              RAM Energy, Inc.
              Meridian Tower, Suite 650
              5100 E. Skelly Drive
              Tulsa, OK 74135
              Fax: (918) 663-9214

          (b) Notices to Danish Knights:

              Ms. Britani Talley Bowman
              8620 Berwick Drive
              Plano, TX 75025
              Fax: (972) 712-5964

          (c) Notices to Stinson:

              C. David Stinson
              McAfee & Taft A P.C.
              10th Floor, Two Leadership Square
              Oklahoma City, OK 73102
              Fax: (405) 235-0439

     7. Miscellaneous.

          7.1 Entire Agreement. This Agreement is the entire Agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and communications, either verbal or in writing, between the parties with respect to the subject matter hereof.

          7.2 Amendment. This Agreement may not be amended, modified or changed except by written instrument signed by all of the parties.

          7.3 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

          7.4 Section Headings. All captions and headings are inserted for the convenience of the parties and shall not be used in any way to modify, limit or otherwise affect this Agreement.

          7.5 Counterparts. This Agreement may be executed simultaneously or in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          7.6 Waiver. Any failure by a party to comply with any obligation, agreement or condition herein may be expressly waived in writing by each of the other parties, but such waiver or failure to insist upon strict compliance with such obligation, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

          7.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma applicable to contracts to be made and performed entirely therein.

          7.8 Provisions Severable. If any term, provision or condition of this Agreement is determined by a court or other judicial or administrative tribunal to be illegal, void or otherwise ineffective or not in accordance with public policy, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect.

          7.9 Permitted Transferees. For purposes of this Agreement, references to a Stockholder shall be deemed to include such Stockholder's Permitted Transferees, except where the context clearly indicates to the contrary.

          7.10 Further Assurances. The parties shall from time to time execute and deliver such further instruments or take such further action as any party may reasonably request in order to effectuate the intent of this Agreement.

     EXECUTED as of the date first written above.


                                /s/ Larry E. Lee
                                Larry E. Lee

                                DANISH KNIGHTS, A LIMITED PARTNERSHIP, a Texas limited partnership

                                By:  Dannebrog Corporation, General Partner

                                     By  /s/ Britani Talley Bowman
                                         Britani Talley Bowman, President


                                /s/ C. David Stinson
                                C. David Stinson